EXHIBIT 99.1

Sharps Compliance Corp. Reports 374% Revenue Growth in Second Quarter Fiscal 2010

  Second quarter revenue expands 374% to record $16.0 million while gross and operating margin remain strong at 66.7% and 52.8%, respectively
  Second quarter diluted earnings per share were $0.38, up $0.27 over the prior year quarter
  Strong, flexible balance sheet with a cash balance of $21.5 million, working capital of $23.9 million and no debt at December 31, 2009

HOUSTON, Feb. 3, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective disposal solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, today reported financial results for the second quarter of fiscal year 2010 ended December 31, 2009.

Revenue in the second quarter of fiscal 2010 was $16.0 million, an increase of 374.4%, or $12.6 million, when compared with revenue of $3.4 million in the corresponding period of the prior fiscal year. The increase in revenue was driven by $11.5 million in sales related to the Company's $40 million, 5-year contract with an agency of the U.S. Government and quarterly sales of $1.4 million to retail clinics and pharmacies to address the flu shot season and additional inoculations for the H1N1 virus. This growth more than offset lower sales to the pharmaceutical industry resulting from the variability in timing of Patient Support Programs. For the six-month period ended December 31, 2009, revenue increased 310.6%, or $23.7 million, to $31.4 million compared with the first six months of fiscal 2009.

Net income was $5.6 million in the second quarter of fiscal 2010, up 254% compared with $1.6 million in the second quarter of fiscal 2009. Growth in sales and measurably expanded margins drove the significant increase in net income. On a per diluted share basis, earnings in the fiscal 2010 second quarter were $0.38, a 245% increase over $0.11 in the prior year period. The fiscal 2010 quarter per share calculation included approximately 1.0 million, or 8%, additional weighted average shares. The prior year's second quarter net income was positively impacted by a $1.8 million, or $0.13 per diluted share, income tax benefit.  Net income was $11.4 million, or $0.78 per diluted share, for the six months ended December 31, 2009 compared with net income of $2.2 million, or $0.16 per diluted share, in the corresponding period of prior fiscal year.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps Compliance, commented, "Our second quarter benefited from an exceptionally strong flu shot season driven by additional H1N1 vaccinations and the completion of the product build-out phase of our first major U.S. government contract. We continued to realize the full impact of the leverage demonstrated in our business with the recognition of solid gross and operating margins. The Company's core business, excluding the government market, expanded at a healthy 27% over the prior year second quarter as our customer penetration with major pharmacies and retail clinics enabled us to grow with their success with vaccination services for the regular flu shot season and the H1N1 virus. In addition to pharmaceutical and retail markets, we are focused on driving recurring revenue growth through our government sector to the many government agencies that are now able to order through our GSA contract and Distribution and Pricing Agreement."

Government Contract and Strong Flu Shot Season drove quarterly and year-to-date growth

Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, increased 385.2% to $15.7 million in the second quarter of fiscal 2010 compared with $3.2 million in the same period of the prior fiscal year. The significant increase in second quarter 2010 billings was the result of $11.5 million in billings for providing the Sharps® Medical Waste Management System™ to an agency of the U.S. Government combined with an increase of $1.0 million in retail market billings, which were driven by the flu shot season. Customer billings in the government market also included $142,000 related to the support of the City of Chicago immunization program and $77,000 related to the sale of the RxTakeAway as part of the State of Iowa funded program.

In the first half of fiscal 2010, retail billings increased 129.0% to $3.0 million. Year-to-date total customer billings were $31.3 million in fiscal 2010 and $7.9 million in fiscal 2009, an increase of 296.3%. (See reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

In the first quarter of fiscal 2010, Sharps implemented a targeted marketing strategy to the professional market, which is comprised of physicians, dentists, veterinarians and medical practices. The new approach contributed to the growth in billings of 19.8%, or $62 thousand over last fiscal year's second quarter, to $0.4 million. While still minor relative to other markets served, the Company believes that it can continue to grow its presence in this area and win market share through its solution offering that reduces professional offices' medical waste disposal cost by fifty percent (50%) or more. Billings to the pharmaceutical industry were lower due to the variability in timing associated with the Patient Support Programs the Company provides to the drug manufacturers.

David P. Tusa, Executive Vice President and Chief Financial Officer, noted, "Over the past few months we have refined our sales approach and our target market strategy which has accelerated purchasing activity from targeted prospects.  We continue to confirm the value of our Sharps Disposal by Mail System to this market with savings of 50%, or more, when compared with the traditional pick-up service.  As a result of the success to date, we recently added additional staff to our outbound calling operations. We also introduced our new Sharps Advantage Program whereby professional offices may sign up for one of three levels of service: Silver, Gold or Platinum. Each level earns varying discounts and additional services and is associated with planned purchase volume."

Second Quarter and Year-to-Date Fiscal 2010 Operating Performance

Gross margin was 66.7% in the second quarter of fiscal 2010, a significant increase over gross margin of 38.2% in the fiscal 2009 second quarter. For the fiscal 2010 year-to-date period, gross margin was 68.7% compared to 41.1% in the same period the prior fiscal year. Driving the increase for both the quarter and six-month period was the substantial operating leverage inherent in the business. Sharps invested heavily in its infrastructure in the prior fiscal year to accommodate for the growth it is now realizing and has sufficient capacity to expand much further without major additional capital investment.

Selling, general and administrative (SG&A) expense was $2.1 million for the second quarter of fiscal 2010, an increase of $667 thousand, or 46.4% over the $1.4 million reported in the same period of the prior year period. For the six months ended December 31, 2009, SG&A expense was $3.9 million compared with $2.6 million for the corresponding period of the prior year, an increase of $1.3 million, or 50.7%.  The increase in the SG&A for both the second quarter and fiscal year-to-date periods was a result of increased payroll-related expense (increase in year-over-year headcount of eight of which six are focused on sales and marketing-related activities), non-cash stock-based compensation expense ($188 thousand for the quarter and $350 thousand for the year-to-date period) and higher sales and marketing related expenses including professional fees.

The Company expects SG&A expense for fiscal 2010 will be approximately $8.0 million to $8.2 million, although it may flex higher for targeted sales and marketing activities.

Operating income for the second quarter of fiscal 2010 was $8.4 million, or 52.8% of revenue, compared with an operating loss of $233 thousand, for the prior year's second quarter. Operating income for the six months ended December 31, 2009 was $17.4 million, or 55.5% of revenue, a significant increase compared with operating income of $377 thousand, or 4.9% of revenue, in the same period the prior fiscal year period.

David P. Tusa, Executive Vice President and Chief Financial Officer, commented, "Our operating margin expansion is a direct reflection of the strength of our business model and the value we provide through our medical waste solutions. At this level of revenue we expect that we can sustain operating margins above 50%. While we manage the levels of the Company's SG&A, we do plan to continue to invest in our sales infrastructure and marketing activities as we prove out what we believe are billion dollar market opportunities in medical waste and unused medication disposal solutions outside the hospital and large healthcare setting."

Liquidity and Balance Sheet Strength

In the second quarter of fiscal 2010, the Company successfully completed a public offering of 577,146 shares, of which 77,146 were sold to cover the over-allotment option, at a price of $9.165 per share (net of underwriting commission). The net proceeds of $4.8 million from the shares sold by the Company (net of offering expenses) will be used for general corporate purposes, including expansion of our product offerings, facilities and infrastructure to meet the continued expected growth of the Company.

Cash and cash equivalents were $21.5 million at December 31, 2009 compared with $4.8 million at June 30, 2009. The significant increase in cash and cash equivalents was driven by cash generated from operations for the six months ended December 31, 2009 of $11.1 million plus the net proceeds from the public offering of $4.8 million and proceeds from stock option exercises of $828 thousand, less capital expenditures of $763 thousand. Working capital was $23.9 million at December 31, 2009, an increase of $19.3 million over the June 30, 2009 level of $4.6 million. At December 31, 2009, stockholders' equity and total assets were $27.9 million and $32.0 million, respectively, up from $9.6 million and $15.2 million, respectively, at June 30, 2009.

Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase (the "Bank"), no amounts were outstanding at December 31, 2009. The line of credit is available to finance working capital as well as organic expansion opportunities or potential acquisitions.

U.S. Government contract and streamlined product procurement lead to pilot program with the Department of Veterans Affairs

The $40 million U.S. Government contract awarded in February 2009 included the $28.5 million product build-out phase, which was completed in the second quarter, as well as four additional option years for program maintenance. Sharps has been awarded the first option year valued at approximately $1.6 million that is expected to be realized from February 1, 2010 through January 31, 2011. The remaining three option years are expected to be approximately $3 million per year.

In December 2009, Sharps Compliance was awarded a five-year Federal Supply schedule contract by the General Services Administration of the U.S. Government (GSA). The GSA Schedule provides a streamlined vehicle for federal government agencies to purchase the Company's products and services. Sharps was also awarded a Distribution and Pricing Agreement (DAPA) with the Defense Supply Center of Philadelphia's Directorate of Medical Material which provides the automated tools to promote efficient procurement of medical products for the Department of Defense.

Following the procurement announcement, Sharps and the United States Department of Veterans Affairs ("VA") launched a pilot program to provide the Company's medical waste and unused medication disposal solutions for American veterans in a four state region bounded by Maryland, portions of Virginia, West Virginia, and Pennsylvania, as well as the District of Columbia.

"With the product build-out phase of our first major contract now successfully completed and streamlined vehicles for federal government agencies to purchase all of our products and services in place, we believe other agencies within the government can more readily commit to using our products and solutions," stated Mr. Tusa.

Pharmaceutical manufacturer Patient Support Program ideally positioned to comply with recent California legislation

California Senate Bill 486 was signed into law on October 12, 2009 and requires pharmaceutical manufacturers who sell or distribute medications that are routinely injected at home to submit plans to the California Integrated Waste Management Board (the "Board") on or before July 1, 2010 describing how they support and provide safe syringe and needle collection and disposal programs for their patients. We believe Sharps is in a unique position to facilitate the manufacturers' efforts with its proven Patient Support Program that helps to ensure patient compliance while providing the patients a convenient means of disposing of their sharps. The Company currently has six successful patient support programs in place and is actively marketing its customizable solution to pharmaceutical manufacturers.

Mr. Tusa noted, "Our current pipeline of opportunities in the pharmaceutical manufacturer market encompasses at least 15 manufacturers representing, we believe, revenue potential in excess of $25 million per year in Patient Support Programs.  We are currently in active discussion with at least eight of these organizations and believe we are well positioned to close a number of these deals in the second half of fiscal year 2010.”

Outlook

Dr. Kunik concluded, "Looking forward, we believe that there could be some additional residual benefit from the flu shot season in our third fiscal quarter ending March 31, 2010 which would positively impact our retail market billings. We also plan to generate a growing base of recurring revenue in our core markets through building sales to the pharmaceutical manufacturers and professional markets. We believe we have a number of opportunities with our existing U.S. Government agency customer for the expansion of the existing program as well as the potential sale of additional disposal solutions. In addition, we expect our GSA Schedule, DAPA and pilot program with the Veterans Administration can help drive our effort to generate recurring revenue within the government market as well. Although timing is always difficult to predict with large government contract market opportunities, we believe the long-term outlook to be quite strong."

Second Quarter Fiscal Year 2010 Webcast and Conference Call

The Company will host a teleconference today beginning at 10:00 a.m. Eastern Time. During the teleconference, Dr. Burton J. Kunik, Chairman and Chief Executive Officer, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the quarter ended December 31, 2009 and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call may be accessed the following ways:

  The live webcast may be found at http://www.sharpsinc.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.
  The teleconference can be accessed by dialing (201) 689-8560 and requesting conference ID number 342590, approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

  The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available.
  A replay may also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 342590.

The telephonic replay will be available from 1:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time Thursday, February 11, 2010.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective disposal solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting. The Company's flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps").

The Sharps®MWMS™, a Medical Waste Management System, is a comprehensive medical waste and dispensed unused medication solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste and dispensed unused medications outside of the hospital setting. The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System® products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps®MWMS™ is designed to be an integral part of governmental and commercial emergency preparedness programs.

Sharps' vendor managed inventory program includes the direct fulfillment of the Sharps Disposal By Mail System® to the pharmaceutical manufacturers' self-injecting patient support program participants, who use the product as a convenient means of disposing of used syringes, educational information on the disposal process and distinctive branding for the manufacturer's product. The Company's SharpsTracer™ system tracks the return of the Sharps Disposal By Mail System® by the patient to the treatment facility, where the package is processed prior to destruction utilizing the Company's proprietary and customizable system. This data is electronically transmitted and available to the pharmaceutical manufacturer via the Company's proprietary data warehouse which aids in monitoring drug usage and establishes a touch point for individual patient follow-up.

The Company's newest offering, RxTakeAway™, is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications. This solution consists of a variety of sizes of containers (from a special-use envelope to 10- and 20-gallon products) and return packaging with pre-paid postage to the Company's treatment facility. The Company recently introduced its proprietary tracking system, DrugTracer™, to document unused patient medication products. The RxTakeAway™ is also an additional component option for the Sharps® Medical Waste Management System™.

The Company focuses on targeted growth markets such as federal, state and local governments, the pharmaceutical industry, as well as home health care, retail and professional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps as well as unused pharmaceuticals in the community setting.

As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions it for strong future growth.

More information on the Company can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles, including customer billings information (GAAP). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Income (unaudited)

	Three-Months Ended December 31,			Six-Months Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue	$15,985,274	$3,369,646	374.4%	$31,364,213	$7,639,182	310.6%
Cost of revenue	5,327,313	2,081,422	155.9%	9,815,191	4,501,783	118.0%
Gross profit	10,657,961	1,288,224	727.3%	21,549,022	3,137,399	586.8%
Gross margin	66.7%	38.2%		68.7%	41.1%
SG&A expense	2,105,504	1,438,016	46.4%	3,919,907	2,600,971	50.7%
Depreciation and amortization	113,926	82,854	37.5%	208,453	159,234	30.9%

Operating income (loss)	8,438,531	(232,646)		17,420,662	377,194
Operating margin	52.8%	(6.9%)		55.5%	4.9%
Other income	9,815	17,492		13,731	32,365

Net income (loss) before income taxes	$ 8,448,346	$(215,154)		$17,434,393	$409,559
Income taxes (benefit)	2,831,770	(1,800,026)		5,998,957	(1,780,654)
Net income	$ 5,616,576	$ 1,584,872		$11,435,436	$ 2,190,213
Net income per share
Basic	$0.40	$0.12		$0.83	$0.17
Diluted	$0.38	$0.11		$0.78	$0.16
Weighted Average Shares Outstanding
Basic	14,014,704	12,841,280		13,722,346	12,751,844
Diluted	14,883,158	13,839,779		14,720,921	13,771,731

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2009	June 30, 2009
ASSETS:
Current assets:
Cash and cash equivalents	$21,521,182	$4,791,870
Accounts receivable, net	2,019,524	1,606,415
Income tax receivable	1,563,167	--
Inventory	1,649,073	2,282,504
Prepaid and other assets	394,149	775,958
Deferred income taxes	51,672	17,352
Total current assets	27,198,767	9,474,099
Property and equipment, net	3,842,816	3,445,053
Deferred income taxes, net of current portion	819,241	2,120,655
Intangible assets, net	159,464	148,629
Total assets	$32,020,288	$ 15,188,436

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$942,410	$2,499,146
Accrued liabilities	1,074,609	1,188,589
Current portion of deferred revenue	1,276,784	1,220,600
Total current liabilities	3,293,803	4,908,335
Long-term deferred revenue	583,372	624,841
Other liabilities	240,649	84,872
Total liabilities	4,117,824	5,618,048
Stockholders’ equity:
Total stockholders' equity	27,902,464	9,570,388
Total liabilities and stockholders' equity	$32,020,288	$ 15,188,436

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES Supplemental Customer Billing and Revenue Information (unaudited)

	Three-Months Ended December 31,
	2009	% Total	2008	$ Change	% Change
BILLINGS BY MARKET:
Government	$ 11,700,253	74.4%	$65,647	$11,634,606	17723.0%
Home Health Care	1,605,501	10.2%	1,709,000	(103,499)	(6.1%)
Retail	1,420,432	9.0%	455,077	965,355	212.1%
Professional	375,277	2.4%	313,157	62,120	19.8%
Pharmaceutical	28,711	0.2%	144,512	(115,801)	(80.1%)
Hospitality	240,302	1.5%	221,791	18,511	8.3%
Other	175,150	1.1%	129,606	45,544	35.1%
Commercial	98,808	0.6%	110,212	(11,404)	(10.3%)
Agriculture	84,929	0.5%	92,617	(7,688)	(8.3%)
Subtotal	15,729,363	100.0%	3,241,619	12,487,744	385.2%
GAAP Adjustment *	255,911		128,027	127,884	99.9%
Revenue Reported	$ 15,985,274		$ 3,369,646	$12,615,628	374.4%

	Six-Months Ended December 31,
	2009	% Total	2008	$ Change	% Change
BILLINGS BY MARKET:
Government	$ 22,717,756	72.5%	$120,797	$22,596,959	18706.6%
Home Health Care	3,264,953	10.4%	3,615,697	(350,744)	(9.7%)
Retail	2,967,128	9.5%	1,295,839	1,671,289	129.0%
Professional	796,393	2.5%	561,598	234,795	41.8%
Pharmaceutical	310,047	1.0%	1,019,125	(709,078)	(69.6%)
Hospitality	501,573	1.6%	431,244	70,329	16.3%
Other	429,174	1.4%	298,114	131,060	44.0%
Commercial	163,069	0.5%	294,711	(131,642)	(44.7%)
Agriculture	170,678	0.5%	266,628	(95,950)	(36.0%)
Subtotal	31,320,771	100.0%	7,903,753	23,417,018	296.3%
GAAP Adjustment *	43,442		(264,571)	308,013	(116.4%)
Revenue Reported	$ 31,364,213		$ 7,639,182	$23,725,031	310.6%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue.
Customer billings include all invoiced amounts for products shipped during the period reported.
GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect,
(i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

CONTACT:  Sharps Compliance Corp.
          David P. Tusa, Executive Vice President, Chief Financial
           Officer & Business Development
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com